Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-277072

Prospectus Supplement No. 3

(To Prospectus dated May 10, 2024)

SABLE OFFSHORE CORP.

This prospectus supplement updates, amends and supplements the prospectus dated May 10, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-277072). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 11, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Sable Offshore Corp.’s Common Stock and warrants are quoted on the New York Stock Exchange under the symbols “SOC” and “SOC.WS.” On July 10, 2024, the closing price of our Common Stock and warrants was $15.41 and $4.50, respectively.

WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCDED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 19 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2024

Sable Offshore Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40111	85-3514078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

845 Texas Avenue, Suite 2920 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 579-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOC	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SOC.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

The California Office of State Fire Marshall (“OSFM”), in a letter dated July 10, 2024, stated that Pacific Pipeline Company’s (“PPC”) approved April 2021Risk Analysis and Implementation Plan (the “2021 Plan”) remains in effect and complies with California State Assembly Bill 864. PPC had filed a supplemental Revised Risk Analysis and Implementation Plan (the “Supplemental Plan”) in response to the County of Santa Barbara’s denial of permits requested by PPC to comply with the 2021 Plan. While OSFM recognized the efforts of PPC to reduce spill response times to a spill incident and subsequent release to waterways, it determined that the Supplemental Plan is not considered as effective in mitigating the potential environmental impact compared to the 2021 Plan and it re-affirmed that the 2021 Plan remains in effect and has the best available technology.

PPC and Santa Barbara County are actively engaged in discussions to resolve the issues surrounding the prior denial by the County of permits to allow for the installation of safety valves included in the 2021 Plan, which is the subject of ongoing litigation filed by PPC. These discussions are taking place against the backdrop of OSFM’s recognition that the 2021 Plan provides the most effective mitigation of potential environmental impacts. PPC is committed to following the OSFM directive and looks forward to resolving this Santa Barbara County permit issue so that the safety valves can be installed.

In cooperation with and under the supervision of OSFM personnel, PPC is currently making pipeline repairs, installing new pump stations, and constructing multiple new control facilities for lines 324 and 325, all in preparation for restart of Las Flores Canyon processing facilities and associated Santa Ynez Unit offshore production platforms. Restart is expected in late third quarter 2024 or early fourth quarter 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sable Offshore Corp.

Date: July 11, 2024	By:	/s/ Gregory D. Patrinely
	Name:	Gregory D. Patrinely
	Title:	Executive Vice President and Chief Financial Officer

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